Exhibit 4.16

Approved at Annual General Meeting 12 November 2015

BENITEC OFFICERS’ AND EMPLOYEES’ SHARE OPTION PLAN

BENITEC BIOPHARMA LIMITED

ABN 64 068 943 662

BENITEC OFFICERS’ AND EMPLOYEES’ SHARE OPTION PLAN RULES

3	Definitions and Interpretation

3.1	Definitions

In these Rules, unless the context otherwise requires;

Board means the board of directors of the Company or a committee appointed by the board of directors;

Change in Control means a situation where a person obtains control (as defined in the Accounting Standards) over the Company on a particular day and that person did not have control immediately prior to that day;

Company means Benitec Biopharma Ltd [ABN 64 086 943 662];

Eligible Employee means an employee (including any director, a part- time employee and a consultant to the Company) of any Group Company who is declared by the Board to be an Eligible Employee for the purposes of these Rules;

Exchange means any securities exchange upon which the Company’s Shares are quoted;

Exercise Condition means one or more conditions which must be satisfied, or circumstances which must exist before the Options, or any of them, vest and may be exercised, as determined by the Board and specified in the terms of issue;

Fair Value means a value for a Share determined by the Board.

Grant Date in relation to an Option means the date from which the Board determines that an Option takes effect;

Group Company means the Company, and its Subsidiaries;

Listing Rules means the official Listing Rules of the Exchange;

Market Value has the meaning given to that term in Division 13A of the Income Tax Assessment Act 1936;

Option means a right to acquire a Share, whether by subscription or by purchase;

Participant means a person who has been granted an Option under these Rules (whether or not that person continues to hold options at the relevant time) and any transferee of Shares from a Participant;

Plan means this Benitec Directors’ and Employees’ Share Option Plan as set out in these Rules, subject to any amendments or additions made under Rule 11;

Retirement means a termination of an Eligible Employee’s employment with a Group Company by reason of attaining the age the Board from time to time accepts as the normal retirement age for the Eligible Employee, or because the Board forms the opinion that the Eligible Employee is not able to perform the Eligible Employee’s duties as a result of illness or incapacity;

Share means a fully paid ordinary share in the capital of the Company;

Subsidiary has the same meaning as in section 9 of the Corporations Act; and

Takeover Bid has the same meaning as in section 9 of the Corporations Act.

3.2	Interpretation

(a)	Words importing the singular include the plural and vice versa.

(b)	Words importing a gender include any gender.

(c)	Other parts of speech and grammatical forms of a word or phrase defined in these Rules have a corresponding meaning.

(d)	Any reference in these Rules to any enactment or the Listing Rules includes a reference to that enactment or those Listing Rules as from time to time amended, consolidated, re-enacted or replaced and, in the case of an enactment, all regulations and statutory instruments issued under it.

4	Invitation to Participate

4.1	Invitation

The Board may from time to time, at its absolute discretion, issue written invitations (in such form as the Board decides from time to time) to Eligible Employees to apply for up to a specified number of Options.

4.2	Amount payable on grant

Options will be granted for no consideration, unless the Board determines otherwise.

4.3	Information to be provided to employees

The Board will, together with the invitation referred to in Rule 2.1 advise each Eligible Employee of the following regarding the Options:

(a)	the method of calculation of the exercise price, failing the Board determining a specific value the exercise price of the Options will be Market Value on the Grant Date:

(b)	the period or periods during which all or any of the Options may be exercised;

(c)	the number of Shares over which Options may be granted;

(d)	the dates and times when the Options expire;

(e)	any Exercise Conditions applying to the Options; and

(f)	the date and time by which the application for Options must be received by the Company.

4.4	Maximum number of Options that may be offered without a disclosure document

Options may not be offered under the Plan without the issue of a disclosure document in accordance with Chapter 6D of the Corporations Act, if the aggregate of:

(a)	the number of Options to be issued;

(b)	the number of Shares which would be issued if all the current Options issued under any employee incentive scheme were exercised;

(c)	the number of Shares which have been issued as a result of the exercise of Options issued under any employee incentive scheme, where the Options were issued during the preceding five years; and

(d)	all other Shares issued pursuant to any employee incentive scheme during the preceding five years;

but disregarding any offer made, Options or Shares issued by way of or as a result of:

(e)	an offer to a person situated at the time of receipt of the offer outside Australia;

(f)	an offer that was an excluded offer or invitation within the meaning of the Corporations Act as it stood prior to the commencement of Schedule 1 of the Corporate Law Economic Reform Program Act 1999;

(g)	an offer that did not need disclosure to investors because of section 708 of the Corporations Act; or

(h)	an offer under a disclosure document,

would exceed 5% of the then current number of Shares on issue.

5	Application for Options

5.1	Application

(a)	Following receipt of an invitation, the Eligible Employee may apply for the Options specified in the invitation by sending to the person nominated by the Company an application (in the form attached to the invitation) duly completed and signed (together with a cheque for any amount payable in respect of the grant of the Options).

(b)	The application must be received by the Company within the period for acceptance specified in the invitation.

5.2	Number of Options applied for

The Eligible Employee may apply for the number of Options specified in the invitation or part thereof (but only in multiples of 1,000 Options).

5.3	Personal nature

An invitation is not transferable and an Eligible Employee may only apply for the Options in his or her name and not on behalf of another person or entity unless that other another person or entity is controlled by or otherwise associated with the invitee, agrees to be bound by the Plan and terms of issue of the Options as if it were an Eligible Employee (but on the basis that the occurrence of an event in respect of the invitee, such as but not only cessation of employment, will operate and bind the other person or entity as if the invitee were the Eligible Employee and holder of the options), and is confirmed in writing at the Board’s unfettered discretion as being acceptable.

6	Grant of Options

6.1	Grant

Once the Company has received and accepted a duly signed and completed application for Options (together with any moneys payable in respect of the grant), the Company may:

(a)	grant Options to the Eligible Employee, with effect from the Grant Date; or

(b)	procure their grant by a third party,

upon the terms set out in the Plan and upon such additional terms and Exercise Conditions as the Board determines.

6.2	Advice to participants

The Company must advise each Participant in writing that Options have been granted to him or her.

7	Transfer of Options

An Option granted under the Plan is not capable of being transferred or encumbered by the Participant, and will immediately lapse if it is transferred or encumbered, unless it is transferred or encumbered:

(a)	by force of law upon death to the Participant’s legal personal representative;

(b)	upon bankruptcy to the Participant’s trustee in bankruptcy; or

(c)	with the prior written approval of the Board.

8	Exercise of Options

8.1	Exercise preconditions

(a)	The exercise of any Option granted under the Plan will be effected in the form and manner determined by the Board.

(b)	Subject to these Rules, an Option may not be exercised unless the Exercise Conditions (if any) advised to the Participant by the Board pursuant to Rule 2.3 have been met.

8.2	Death or retirement

(a)	If a Participant:

(1)	dies before an Option has been exercised and at that time the Participant was an employee of a Group Company; or

(2)	ceases to be an employee of any Group Company by reason of Retirement,

notwithstanding that any Exercise Condition has not been met, at the Board’s discretion the Option may (and must, if at all) be exercised by the Participant or his or her personal representative (as the case may be) within a period determined by the Board or otherwise within 6 months.

(b)	If, after any Exercise Condition has been met but before an Option has been exercised, a Participant:

(1)	dies, and at that time the Participant was an employee of a Group Company;

(2)	ceases to be an employee of any Group Company by reason of Retirement; or

(3)	ceases to be an employee of any Group Company for any reason other than as set out in paragraphs (1) and (2) and the Board deems that this Rule applies,

the Option may (and must, if at all) be exercised by the Participant or his or her personal representative (as the case may be) within a period determined by the Board or otherwise within 12 months.

(c)	A Participant will not be treated for the purposes of paragraphs (a) and (b) as ceasing to be an employee of a Group Company until such time as the Participant is no longer an employee of any Group Company, and a Participant who ceases to be such an employee by reason of approved leave of absence and who exercises his or her right to return to work under any applicable award, enterprise agreement, other agreement, statute or regulation before the exercise of an Option will be treated for those purposes as not having ceased to be such an employee.

8.3	Other Cessations

Where:

(a)	a Participant ceases to be employed by a Group Company for a reason other than death or Retirement; and

(b)	any Exercise Condition has not been met;

all Options held by that Participant will lapse unless the Board determines otherwise. Where the Board so determines the Option may be exercised to the extent permitted by the Board within the period of 3 months following the notification of the Board’s determination.

8.4	Fraudulent and dishonest actions

If in the opinion of the Board a Participant acts fraudulently or dishonestly or is in breach of his or her obligations to any Group Company, then the Board may deem any unexercised Options held by the Participant to have lapsed.

8.5	Maximum exercise period

Notwithstanding any other provision of these Rules, an Option granted over unissued Shares may be exercised within any period determined by the Board that is permitted by law, but not exceeding seven years from Grant Date.

8.6	Lapse of Option

Unless exercised, an Option will expire:

(a)	at 5.00 pm Melbourne, Victoria time on the last day permitted for its exercise; or

(b)	if the exercise of an Option is subject to an Exercise Condition and the condition is not met, is not able to be met, or can no longer be met, at 5.00 pm Melbourne time on the day when the condition is not met, is not able to be met or can no longer be met.

8.7	Entitlement

Upon an Option expiring, the Company will repay to the Participant the price paid for the issue of the Option (if any), but the Participant will have no further entitlement or claim against the Company in respect of the Option. For the avoidance of doubt, an undertaking by an Eligible Employee to accept the value of an Option as a component of his or her remuneration package will not be regarded as a price paid for the issue of the Option.

9	Issue of Shares

(a)	Subject to paragraph (b), within 15 days after an Option has been exercised by a Participant or his or her personal representative, the grantor of the Option must issue to or procure the transfer to the Participant or his or her personal representative (as the case may be) of the number of Shares in respect of which the Option has been exercised.

(b)	All Shares allotted upon exercise of an Option will rank equally in all respects with the Shares of the same class for the time being on issue except as regards any rights attaching to such Shares by reference to a record date prior to the date of their allotment.

(c)	If Shares of the same class as those allotted upon exercise of an Option are listed on an Exchange the Company will apply for quotation of those Shares within any period prescribed by the Exchange.

10	Takeover, Scheme of Arrangement and Winding-up

(a)	If a Takeover Bid is made or a Change in Control occurs, the Board may (unless, in the opinion of the Board, an intention to make an equivalent offer to the Participants to acquire all or a substantial portion of their Options is given) give written notice to each Participant of the Takeover Bid or Change in Control.

(b)	If a Takeover Bid is made or Change in Control occurs after any Exercise Condition has been met, but before an Option has been exercised, the Options will then be exercisable within the period of 30 days from the date of the notice, in addition to any other period during which the Options may be exercised.

(c)	If a Takeover Bid is made or Change in Control occurs before any Exercise Condition has been met, the Board may determine that all or part of those Options will be exercisable within the period of 30 days from the date of the notice, in addition to any other period during which the Options may be exercised.

(d)	The Board may also, in its absolute discretion, permit the exercise of Options during such period as the Board determines where:

(1)	a Court orders a meeting to be held in relation to a proposed compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies;

(2)	any person becomes bound or entitled to acquire shares in the Company under:

(A)	section 414 of the Corporations Act; or

(B)	Chapter 6A of the Corporations Act; or

(3)	the Company passes a resolution for voluntary winding up; or

(4)	an order is made for the compulsory winding up of the Company.

(e)	If a company (Acquiring Company) obtains control of the Company as a result of:

(1)	a Takeover Bid or Change in Control; or

(2)	a proposed scheme of arrangement between the Company and its Shareholders,

and both the Company and the Acquiring Company agree, a Participant may upon exercise of his or her Options elect to acquire and the Company may provide shares of the Acquiring Company or its parent in lieu of Shares, on substantially the same terms and subject to substantially the same conditions as the Participant may exercise Options to acquire Shares, but with appropriate adjustments to the number and kind of shares subject to the Options, as well as to the exercise price.

11	Bonus Issues, Rights Issues, Reconstruction

11.1	Adjustment for Bonus Issue

(a)	If Shares are issued pro rata to the Company’s shareholders by way of bonus issue (other than an issue in lieu of dividends or by way of dividend reinvestment), the Participant is entitled, upon exercise of the Options, to receive in addition to the Shares in respect of which the Options are exercised and without the payment of any further consideration an allotment of as many additional Shares as would have been issued to a shareholder who, on the date for determining entitlements under the bonus issue, held Shares equal in number to the Shares in respect of which the Options are exercised.

(b)	Additional Shares to which the Participant becomes so entitled will as from the time Shares are issued pursuant to the bonus issue be regarded as Shares comprised in the relevant Options and in respect of which the Options are exercised for the purposes of subsequent applications of Rule 9.1(a).

11.2	Adjustment for Rights Issue

If Shares are offered pro rata for subscription by the Company’s shareholders generally by way of a rights issue during the currency of and prior to exercise of any Options the exercise price of each Option will be adjusted, if the Company is listed on the Exchange, in the manner provided for in the Listing Rules, and otherwise as the Board directs.

11.3	Adjustment for reorganisation

In the event of any reorganisation of the issued capital of the Company, the number of Options to which each Participant is entitled or the exercise price of the Options or both as appropriate will be adjusted, if the Company is listed on the Exchange, in the manner provided for in the Listing Rules, and otherwise as the Board directs.

11.4	No other participation

Subject to this Rule 9, during the currency of any Options and prior to their exercise, Participants are not entitled to participate in any new issue of securities of the Company as a result of their holding Options.

12	De-listing

(a)	This Rule only applies if the Company ceases to be listed on an Exchange.

(b)	A Participant may not transfer any Share issued on exercise of an Option without the Board’s prior written approval, and where the Board approves the transfer of any Share, the transfer shall be subject to a condition precedent that the transferee executes an appropriate Assumption Deed agreeing to be bound by the provisions of this Rule 10 as if they were the original Participant, such deed to be in a form approved by the Board.

(c)	If:

(1)	an Option becomes exercisable prior to Retirement, Separation or the Participant ceasing to be employed by a Group Company for another reason (each a “termination” for the purposes of this Rule); and

(2)	the Participant has exercised the Options and holds Shares on the date the termination takes effect, then the Board may, whether on the date the termination takes effect or at any time after the date the termination takes effect, require the Participant to sell the Shares into a capital raising or to an existing Shareholder, or to another investor.

(d)	Any sale of Shares required in accordance with this Rule must be at Fair Value.

(e)	Each Participant is deemed to have irrevocably appointed the Company as the Participant’s attorney and agent to do all things necessary to effect a sale in accordance with this Rule, including, but not limited to, authorizing the Company to execute a share transfer in the name of the relevant shareholder as transferee for this purpose.

13	Amendments

13.1	Board Power

Subject to Rule 11.2 and the Listing Rules, the Board may at any time by resolution amend or add to (“amend”) all or any of the provisions of the Plan, or the terms or conditions of any Option granted under these Rules.

13.2	Restrictions on amendments

No amendment to these Rules, or the terms of any Option, may be made which reduces the rights of Participants in respect of Options granted to them prior to the date of the amendment, other than an amendment introduced primarily:

(a)	for the purpose of complying with or conforming to present or future State or Commonwealth legislation governing or regulating the maintenance or operation of plans;

(b)	to correct any manifest error or mistake; or

(c)	to take into consideration possible adverse tax implications arising from, amongst others, adverse rulings from the Commissioner of Taxation, changes to tax legislation (including an official announcement by the Commonwealth of Australia) changes in the interpretation of tax legislation by a court of competent jurisdiction.

13.3	Notice of amendment

As soon as reasonably practicable making any amendment under Rule 11.1, the Board will give notice in writing of that amendment to any Option holder affected by the amendment.

14	Miscellaneous

14.1	Terms of employment not affected

The terms of employment of any Participant with a Group Company are not affected by his or her applying for Options and these Rules will not form part of and are not incorporated into any contract of employment of any employee with a Group Company and no Participant will have any rights to compensation or damages in consequence of the termination of his or her office or employment for any reason whatsoever in so far as those rights arise or may arise from his or her ceasing to have rights under these Rules as a result of such termination.

14.2	Board powers and administration

(a)	These Rules will be administered by the Board which has power to:

(1)	determine appropriate procedures for administration consistent with these Rules; and

(2)	delegate to any one or more persons for such period and on such conditions as it may the exercise of any of its powers or discretions arising under these Rules.

(b)	Except as otherwise expressly provided, the Board has absolute and unfettered discretion to act or refrain acting under or in with these Rules or any Options and in the exercise of any power or discretion under these Rules.

(c)	Notwithstanding any other provision, the Board may at any time waive in whole or in part any terms or conditions (including any Exercise Condition) in relation to any Options granted to any Participant.

(d)	In the event of any dispute or disagreement as to the interpretation, or as to any question or right arising from or related to these Rules or to any Options granted under them, the decision of the Board is final and binding.

14.3	Non-residents of Australia

When an Option is granted to a person who is not a resident of Australia the provisions of these Rules apply subject to such alterations or additions as the Board determines having regard to any securities, exchange control or taxation laws or regulations or similar factors which may have application to the Participant or to any Group Company in relation to the Option.

In particular, Options and Shares may not be offered or sold in the United States except in transactions registered under the US Securities Act of 1933 or pursuant to an exemption from such registration as well as any applicable US state securities laws.

14.4	Notices

Any notice under these Rules may be given by personal delivery, by post or facsimile, in the case of a company to its registered office, and in the case of an individual to the individual’s last known address, or, where a Participant is a director or employee of a Group Company, either to the Participant’s last known address or to the address of the place of business at which the Participant performs the whole or substantially the whole of the duties of the Participant’s office or employment.

14.5	Governing law

These Rules and any Options issued under them are governed by the laws of Victoria and the Commonwealth of Australia.

14.6	References to Listing Rules

Except as otherwise provided, any provisions containing a reference to the Listing Rules, or to a particular Listing Rule, will only apply once the Company is listed on an Exchange.